Exhibit 99.1

Company Contact	Investor Contact
Scott Davidson	Brett Maas
Chief Financial Officer	Managing Partner
Natural Health Trends Corp.	Hayden IR
Tel: 972-241-4080	Tel: 646-536-7331
scott.davidson@nhtglobal.com	brett@haydenir.com

FOR IMMEDIATE RELEASE

NHTC Approved for Nasdaq Capital Markets Listing; Expands Board

Trading Scheduled to Commence on February 17, 2015

DALLAS, TX, February 12, 2015 -- Natural Health Trends Corp. (OTCQB: NHTC), a leading direct selling company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced that its shares of common stock have been approved for listing on the Nasdaq Capital Market. Trading on the Nasdaq Capital Market is expected to commence on Tuesday, February 17, 2015, and the Company’s common stock will continue to trade under the symbol “NHTC.” The Company’s common stock will remain on the OTCQB until it transitions to Nasdaq.

In connection with the Company’s Nasdaq listing approval, the Company’s Board of Directors was expanded to provide for five directors, and Kin Y. Chung and Christopher R. O’Brien were elected to fill the newly-created vacancies. Mr. Chung is recently retired from Bioherb Technology Company, Ltd., a private Hong Kong company that served as an importing company for food and food manufacturing products, which Mr. Chung founded and for which he served as President. Mr. O’Brien is a principal with the national law firm, Polsinelli LLP, where he specializes in corporate law. Both Messrs. Chung and O’Brien qualify as “independent directors” under the Nasdaq Marketplace Rules.

“We are honored to be uplisted to the Nasdaq Capital Market and to add Messrs. Chung and O’Brien to our Board,” commented Chris Sharng, President of Natural Health Trends Corp. “The transition to Nasdaq underscores the strength of our business as a global provider of premium personal care, wellness and ‘quality of life’ products. We believe this move will support our evolution as a public company, increase our visibility to the institutional investment community, provide greater access to capital, enhance trading liquidity of our common stock and broaden awareness of our brand.” Mr. Sharng added that “Kin Chung and Chris O’Brien bring outstanding backgrounds and experience to our Board, and I have no doubt they will make important contributions to the Company.”

In addition to the cash compensation payable to Messrs. Chung and O’Brien in their capacity as non-employee directors of Natural Health Trends Corp., they each were granted 3,058 shares of the Company’s restricted stock. These shares of restricted stock will vest on a quarterly basis over a three-year period. The grant of shares of restricted stock to the Company’s non-employee directors is designed to further align the interests of the Company’s directors and stockholders.

About Natural Health Trends Corp.

Natural Health Trends Corp. is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The company markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand. Additional information can be found on the company's website, www.naturalhealthtrendscorp.com.

Forward Looking Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption "Risk Factors" in our Annual Report on Form 10-K filed on March 7, 2014, with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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